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                               JOHN HANCOCK TRUST

                       AMENDMENT TO SUBADVISORY AGREEMENT
                      SALOMON BROTHERS ASSET MANAGEMENT INC

     AMENDMENT made as of this 30th day of June, 2006 to the Subadvisory Agreement dated December 1, 2005 (the "Agreement"), between John Hancock Investment Management Services, a Delaware limited partnership (the "Adviser"), and Salomon Brothers Asset Management Inc (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. CHANGE IN APPENDIX A

     Appendix A of the Agreement relating to compensation of the Subadviser shall be deleted and replaced by the attached Appendix A.

2. EFECTIVE DATE

     This Amendment shall become effective with on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Trust and,
(ii) execution of the Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC


By: /s/ Bruce Speca
    ---------------------------------
Name: Bruce Speca
Title: Executive Vice President, IMS
Date:
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SALOMON BROTHERS ASSET MANAGEMENT INC


By: Joe Sauber
    ---------------------------------
Name: Joe Sauber
Title: Managing Director
Date:
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                                   APPENDIX A

     The Subadviser shall serve as investment subadviser for the following portfolio of the Trust (the "Portfolio"). The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed separately for the Portfolio at an annual rate as follows (the "Subadviser Percentage Fee"):

PORTFOLIO                         ALL ASSET LEVELS
---------                         ----------------
Special Value Trust............

     The Subadviser Percentage Fee for the Portfolio shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Subadviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Portfolio as determined in accordance with the Trust's prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.

     If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.